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                                                                     Exhibit 3.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                             GENOMICA CORPORATION
                        Pursuant to Sections 242 & 245

     Genomica Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby
Certify:

     1. The name of the corporation is Genomica Corporation. The corporation was originally incorporated under the name Genomica Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 6, 1995.

     2. This Restated Certificate of Incorporation restates and further amends the Restated Certificate of Incorporation, as amended, of this corporation by restating the text of the original Restated Certificate of Incorporation in full to read as follows:

                                      I.

     The name of this Corporation is Genomica Corporation (the "Corporation" or the "Company").

                                      II.

     The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

                                     III.

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred thirteen million eight hundred thirty-eight thousand one-hundred seventy-eight (113,838,178) shares. Sixty-five million (65,000,000) shares shall be Common Stock, each having a par value of $.001. Forty-eight million eight hundred thirty-eight thousand one hundred seventy-eight (48,838,178) shares shall be Preferred Stock, each having a par value of $.001.

     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of



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the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

     C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     D. Twelve million six hundred eighty-eight thousand one hundred seventy-eight (12,688,178) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Stock"). Twenty five million (25,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Stock"). Ten million two-hundred fifty thousand (10,250,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Stock"). Nine hundred thousand (900,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Stock").

     E. The rights, preferences, privileges, restrictions and other matters relating to the Series A Stock, Series B Stock, Series C Stock and Series D Stock are as follows:

          1. Dividend Rights. The holders of Preferred Stock shall not be entitled to receive dividends, except as declared, and at such rates per share, as may be specified by the Board of Directors of the Corporation. No dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock in an amount for each such share of Series A Stock, Series B Stock, Series C Stock and Series D Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Stock, Series B Stock, Series C Stock and Series D Stock could then be converted. No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock unless at the same time a like proportionate dividend (ratably and proportional to the respective liquidation preference for each such series of Preferred Stock as set forth in
Section 3(a) below) shall be paid on or declared or set apart for the shares of all other series of Preferred Stock.

          2.   Voting Rights.

               a. General Rights. Except as otherwise provided herein or as required by law, the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of

                                      2.
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shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock
shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, respectively, are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          b. Separate Vote of Series A Stock. For so long as at least eight hundred thousand (800,000) shares of Series A Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series A Stock shall be necessary for effecting or validating the following actions:

               (i) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series A Stock;

               (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series A Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

               (iii)  Any voluntary dissolution or liquidation of the Company;

               (iv) Any action that results in the payment or declaration of a dividend on any shares of Common Stock; and

               (v) Any redemption, repurchase, payment of dividends or other distributions with respect to any other stock of the Company except the Series A Stock, Series B Stock, Series C Stock and Series D Stock ("Junior Stock") (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer).

          c. Separate Vote of Series B Stock. For so long as at least one million three hundred thousand (1,300,000) shares of Series B Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series B Stock shall be necessary for effecting or validating the following actions:

               (i) Any increase or decrease in the authorized number of shares of Series B Stock, other than (a) a decrease in connection with a redemption or conversion; or (b) a decrease which does not reduce the authorized number to shares of Series B Stock below a number equal to the sum of the outstanding Series B Stock plus all reservations for future issuances upon the exercise of warrants, options or other rights;

                                      3.
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               (ii)   Any authorization or any designation, whether by
reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series B Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

               (iii)  Any voluntary dissolution or liquidation of the Company;

               (iv) Any action that results in the payment or declaration of a dividend on any shares of Common Stock; and

               (v) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer).

          d. Separate Vote of Series C Stock. For so long as at least five-hundred thirty-three thousand (533,000) shares of Series C Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series C Stock shall be necessary for effecting or validating the following actions:

               (i) Any increase or decrease in the authorized number of shares of Series C Stock, other than (a) a decrease in connection with a redemption or conversion; or (b) a decrease which does not reduce the authorized number to shares of Series C Stock below a number equal to the sum of the outstanding Series C Stock plus all reservations for future issuances upon the exercise of warrants, options or other rights;

               (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series C Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series; and

               (iii) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer).

          e. Separate Vote of Series D Stock. For so long as at least fifteen thousand (15,000) shares of Series D Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series D Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series D Stock shall be necessary for effecting or validating the following actions:

                                      4.
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               (i)    Any increase or decrease in the authorized number of
shares of Series D Stock, other than (a) a decrease in connection with a redemption or conversion; or (b) a decrease which does not reduce the authorized number to shares of Series D Stock below a number equal to the sum of the outstanding Series D Stock plus all reservations for future issuances upon the exercise of warrants, options or other rights;

               (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series D Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series; and

               (iii) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer).

          f. Separate Vote of Series C and Series D Stock. For so long as at least five hundred forty-eight thousand (548,000) shares of Series C Stock and Series D Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Stock or Series D Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series C Stock and Series D Stock shall be necessary for effecting or validating the following actions:

               (i)    Any voluntary dissolution or liquidation of the Company;
or

               (ii) Any action that results in the payment or declaration of a dividend on any shares of Common Stock.

          g. Separate Vote of Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Preferred Stock, voting together as a separate class, shall be necessary for effecting or validating any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c) below).

          h. Election of Board of Directors. The holders of Series A Stock, voting together as a series shall be entitled to elect four (4) members of the Board of Directors. The holders of the Common Stock shall be entitled to elect two (2) members of the Board of Directors. The holders of Series C Stock, voting together as a series shall be entitled to elect one (1) member of the Board of Directors.

     3.   Liquidation Rights.

          a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the

                                      5.
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holders of any Junior Stock, (i) the holders of Series A Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A
Stock equal to the Series A Original Issue Price (as defined in Section 4(b))
(as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared and unpaid dividends on the Series A Stock; (ii) the holders of Series B Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series B Stock equal to the Series B Original Issue Price (as defined in Section 4(b)) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared and unpaid dividends on the Series B Stock; (iii) the holders of Series C Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series C Stock equal to the Series C Original Issue Price (as defined in Section 4(b)) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared and unpaid dividends on the Series C Stock; and (iv) the holders of Series D Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series D Stock equal to the Series D Original Issue Price (as defined in Section 4(b)) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared and unpaid dividends on the Series D Stock.

          b. After the payment of the full liquidation preference of the Series A Stock, the Series B Stock, the Series C Stock and the Series D Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

          c.   The following events shall be considered a liquidation under this
Section 3 (unless with respect to each series of Preferred Stock it is determined otherwise by the holders of a majority of the outstanding shares of that series of Preferred Stock):

               (i) (A) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (B) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company's outstanding voting power is transferred (collectively, an "Acquisition"); or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

          d. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock of the liquidation preference set forth in Section 3(a), then such assets shall be distributed among the holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                                      6.
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     4.   Conversion Rights.

          The holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall have the following rights with respect to the conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock into shares of Common Stock (the "Conversion Rights"):

          a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Stock, Series B Stock, Series C Stock or Series D Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock being converted.

          b. Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Original Issue Price by the "Series A Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series A Stock shall be $0.6024 (the "Series A Original Issue Price"). The conversion rate in effect at any time for conversion of the Series B Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Series B Original Issue Price by the "Series B Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series B Stock shall be $0.72 (the "Series B Original Issue Price"). The conversion rate in effect at any time for conversion of the Series C Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Series C Original Issue Price by the "Series C Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series C Stock shall be $1.50 (the "Series C Original Issue Price"). The conversion rate in effect at any time for conversion of the Series D Stock (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Series D Original Issue Price by the "Series D Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series D Stock shall be $3.34 (the "Series D Original Issue Price").

          c. Conversion Price. The conversion price for the Series A Stock shall initially be the Series A Original Issue Price (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Stock shall initially be the Series B Original Issue Price (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this
Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. The conversion price for the Series C Stock shall initially be the Series C Original Issue Price (the "Series C Conversion Price"). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. The conversion price for the Series D Stock shall initially be the Series D Original Issue Price (the

                                      7.
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"Series D Conversion Price"). Such initial Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall collectively be referred to as the "Conversion Prices," and each a "Conversion Price."

     d.   Sale of Shares Below Conversion Price.

          (i) If at any time or from time to time after the date that the first share of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, is issued (the "Original Issue Date"), the Company issues or sells, or is deemed by the express provisions of this Section 4(d) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f), and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e), for an Effective Price (as hereinafter defined) less than the applicable effective Conversion Price, then and in each such case such then-existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection d(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

          (ii) For the purpose of making any adjustment required under this
Section 4(d), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                                      8.

               (iii)  For the purpose of the adjustment required under this
Section 4(d), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that, if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities; provided, further, that the Conversion Price shall in no event be increased above the Conversion Price had no such rights, options or Convertible Securities been issued. No further adjustment of any Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, any Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Stock, Series B Stock, Series C Stock or Series D Stock.

                                      9.

               (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(d), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (D) shares of Common Stock issued in connection with the Company's initial public offering; and (E) shares of Common Stock or Preferred Stock issued as a dividend (i) to the holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock or (ii) addressed in Section 4(f) or Section 4(g). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(d), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(d), for such Additional Shares of Common Stock.

          e. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f. Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the respective Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of

                                      10.

business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          g. Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4 with respect to the rights of the holders of the Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, or with respect to such other securities by their terms.

          h. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          i. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is an Acquisition or Asset Transfer (as defined in Section 3(c)), or merger, consolidation, or other capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer considered a liquidation pursuant to Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall thereafter be entitled to receive upon conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this

                                      11.

Section 4 with respect to the rights of the holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable) shall be applicable after that event and be as nearly equivalent as practicable.

          j. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock, if the Series A Stock, Series B Stock, Series C Stock or Series D Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) each Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock.

          k. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Stock, Series B Stock, Series C Stock and Series D Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          l. Automatic Conversion. Each share of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Conversion Price,
(A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, each voting as a separate series, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective

                                      12.

registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $2.50 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $15,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of
Section 4(m).

          m.   Mechanics of Conversion.

               (i) Optional Conversion. Each holder of Series A Stock, Series B Stock, Series C Stock or Series D Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for such stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and any declared and unpaid dividends, and in the case of a partial conversion, a certificate representing such shares not being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If such conversion is in connection with (i) an offer of securities registered pursuant to the Securities Act of 1933, as amended or (ii) a merger with or into another corporation or entity, the conversion may, at the option of any holder tendering Series A Stock, Series B Stock, Series C Stock or Series D Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering or the completion of the merger, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock shall not be deemed to have converted such Series A Stock, Series B Stock, Series C Stock or Series D Stock until immediately prior to the closing of (i) such sale of securities or (ii) completion of the merger.

               (ii) Automatic Conversion. Upon the occurrence of the event specified in paragraph 4(l) above, the outstanding shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock subject to the conversion shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of the Series A Stock, Series B Stock, Series C Stock and Series D Stock,

                                      13.

the holders of such shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Stock, Series B Stock, Series C Stock and Series D Stock, as applicable. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(m)(i) above.

          n. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Stock, Series B Stock, Series C Stock and Series D Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Stock, Series B Stock, Series C Stock and Series D Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

     5.   General Provisions.

          a. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, Series B Stock, Series C Stock and Series D Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock, Series B Stock, Series C Stock and Series D Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, Series B Stock, Series C Stock and Series D Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          b. Notices. Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          c. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock, excluding any tax or other charge imposed in

                                      14.

connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, so converted were registered.

               d. No Dilution or Impairment. Without the consent of the holders of then outstanding Series A Stock, Series B Stock, Series C Stock and Series D Stock as required under Section 2(b), 2(c), 2(d), 2(e) and/or 2(f), the Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock against dilution or other impairment.

               e. No Reissuance of Preferred Stock. No share or shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

               f. No Preemptive Rights. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

               g. Lost Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement reasonably satisfactory to the Corporation, or in the case of any such mutilation upon surrender and cancellation of such stock certificate, the Corporation will make and deliver a new stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated stock certificate at the Corporation's own expense.

                                      V.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. The Board of Directors is expressly authorized to make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                      15.

                                      VI.

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                           [SIGNATURE PAGE FOLLOWS]

                                      16.

     In Witness Whereof, this Certificate has been subscribed this 31st day of August, 2000 by the undersigned who affirms that the statements made herein are true and correct.


                                    /s/ Teresa W. Ayers
                                    ------------------------------------
                                    Teresa W. Ayers
                                    Chief Executive Officer